As filed with the Securities and Exchange Commission on March 17, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIVX, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0921758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4780 Eastgate Mall

San Diego, California 92121

Tel: (858) 882-0600

(Address of Principal Executive Offices)

2006 Equity Incentive Plan

2006 Employee Stock Purchase Plan

(Full title of the plans)

Kevin Hell

DivX, Inc.

CEO, Director

4780 Eastgate Mall

San Diego, California 92121

Tel: (858) 882-0600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JOHNNY Y. CHEN, ESQ. GENERAL COUNSEL DIVX, INC. 4780 EASTGATE MALL SAN DIEGO, CALIFORNIA 92121 (858) 882-0600	STEVEN M. PRZESMICKI, ESQ. COOLEY GODWARD KRONISH LLP 4401 EASTGATE MALL SAN DIEGO, CALIFORNIA 92121 TEL: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,415,345 shares(2)	$6.74(3)	$23,019,425(3)	$905
Common Stock, par value $0.001 per share	1,024,602 shares(4)	$6.74(3)	$6,905,817(3)	$271
Total	4,439,947 shares	N/A	$29,925,242	$1,176

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the DivX, Inc. 2006 Equity Incentive Plan (the “2006 EIP”) on January 1, 2007 and January 1, 2008 pursuant to an “evergreen” provision contained in the 2006 EIP. Pursuant to such provision, on January 1, from 2007 until 2016, the number of shares authorized for issuance under the 2006 Plan is automatically increased by a number equal to the lesser of: five percent of the aggregate number of shares of Common Stock outstanding on December 31 of the preceding year; 5,000,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on March 12, 2008, as reported on the Nasdaq Stock Market.

(4)	Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the DivX, Inc. 2006 Employee Stock Purchase Plan (the “2006 ESPP”) pursuant to an “evergreen” provision contained in the 2006 ESPP. Pursuant to such provision, on January 1, from 2007 until 2016, the number of shares authorized for issuance under the 2006 ESPP is automatically increased by a number equal to the lesser of: one and one-half percent of the aggregate number of shares of Common Stock outstanding on December 31 of the preceding year; 1,500,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8 NO. 333-137521

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same benefit plans is effective. The Registrant previously registered shares of its Common Stock for issuance under the 2006 EIP and the 2006 ESPP under a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 22, 2006 (File No. 333-137521). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement referenced above.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 14, 2008.

DIVX, INC.

By:	/s/ KEVIN HELL
Kevin Hell
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Hell and Dan L. Halvorson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEVIN HELL Kevin Hell	Chief Executive Officer, Director (Principal Executive Officer)	March 14, 2008

/s/ DAN L. HALVORSON Dan L. Halvorson	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 14, 2008

/s/ FRANK CREER Frank Creer	Director	March 14, 2008

/s/ FRED GERSON Fred Gerson	Director	March 14, 2008

/s/ CHRISTOPHER MCGURK Christopher McGurk	Director	March 14, 2008

/s/ JERRY MURDOCK Jerry Murdock	Director	March 14, 2008

/s/ JEROME VASHISHT-ROTA Jerome Vashisht-Rota	Director	March 14, 2008

EXHIBIT INDEX

Exhibit Number

3.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation as currently in effect.

3.2(2)	Form of Amended and Restated Bylaws as amended.

4.1(1)	Form of Common Stock Certificate of the Registrant.

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	2006 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

99.2(1)	2006 Employee Stock Purchase Plan and Form of Offering Document thereunder.

99.3(3)	Form of Restricted Stock Bonus Agreement Under Registrant’s 2006 Equity Incentive Plan.

(1)	Filed as an exhibit to the Registrant’s registration statement on Form S-1 (File No. 333-133855) originally filed with the Commission on May 5, 2006, and incorporated herein by reference.

(2)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Commission on December 20, 2007.

(3)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 17, 2007.